EXHIBIT 3.1
                                STATE OF FLORIDA
                                   [GRAPHIC]
                              DEPARTMENT OF STATE

I certify the attached is a true and correct copy of the Articles of Amendment, filed on April 10, 1997, to Articles of Incorporation for PAN AM CORPORATION, a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H97000005861. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is P93000068674.

                     Given under my hand and the
                     Great Seal of the State of Florida,
                     at Tallahassee, the Capital, this the
                     Tenth day of April, 1997

Authentication Code: 197A00018081-041097-P93000068674-1/1


[SEAL)                             /s/ SANDRA B. MORTHAM
                                   ---------------------
                                   SANDRA B. MORTHAM
                                   SECRETARY OF STATE

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                             ARTICLED OF AMENDMENT

The undersigned, being the President and Chief Executive Officer of Pan Am Corporation (the "Company"), does hereby file these Articles of Amendment to the Company's Amended and Restated Articles of Incorporation pursuant to Sections
607.1006 and 607.0602 of the Florida Business Corporation Act.

I.   The name of the Company is Pan Am Corporation.

II. Article III of the Company's Articles of Incorporation shall be amended by adding the following after the existing provisions of such articles:

     Section 1. Designation, Amount, Par Value, and Rank. A series of preferred stock shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 250,000. Each share of Preferred Stock shall have $0.0001 par value. Each share of Preferred Stock shall have a stated value of $100.00 per share (the "Stated Value"). The Preferred Stock should rank prior to all classes or series of equity securities of the Company, including the Common Stock. The Preferred Stock is subject to and limited by the Convertible Preferred Stock Purchase Agreement, the terms contained herein, and the Warrant attached hereto as an Exhibit.

     Section 2. Dividend.
     (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of shares of Common Stock legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 8% per annum, payable, in shares of Preferred Stock, in arrears on the Conversion Date (as defined in Section 5(a) hereof) unless adjusted as per the Reset Option provision contained in Section 5(c) (ii). Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in Section 6) and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the

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applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued to any class of Preferred Stock, such payment shall be distributed ratably among the holders of such class based upon the number of shares held by each holder.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the of the holders of a majority of the shares of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize, create, issue or increase any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined below) senior to or PARI PASSU with the Preferred Stock.

     Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that a consolidation or merger of the Company with or into any other Company or Companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock as shown on the record books of the Company.

     Section 5. Conversion.

     (a) Each share of Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of

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Common Stock free and clear of all liens and charges and not subject to any preemptive rights at the Conversion Ratio at the option of the holder in whole or in part at any time after the expiration of the later to occur of (i) 90 days after the Original Issue Date and (ii) the date that the Commission declares effective under the Securities Act the registration statement contemplated by the Convertible Preferred Stock Purchase Agreement, dated the Original Issue Date (the "Purchase Agreement"), by and between the Company and the original holder of Preferred Stock relating to the Preferred Stock and the shares of Common Stock into which the Preferred Stock is convertible in accordance with the terms thereof (the "Conversion Date"). Any conversion under this Section 5(a) shall be of a minimum amount of at least 1000 shares of Preferred Stock. The holder shall effect conversions by surrendering to the Company the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(i) and simultaneously therewith or as soon as practicable thereafter the certificate or certificates representing the shares of Preferred Stock to be converted. Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice by facsimile (the "Holder Conversion Date"). Each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, the Company shall promptly deliver to the holder a certificate for such number of shares as have not been converted.

     On the expiration of three years after the Original Issue Date, each share of Preferred Stock shall be manditorily converted into shares of Common Stock at the Conversion Ratio.

     If on the Conversion Date applicable to any conversion under this Section 5(a), the Conversion Price (as defined in Section 5(c) (i)) then in effect is such that the aggregate number of shares of the Common Stock that would then be issuable upon conversion of the Preferred Stock then outstanding, together with accrued and unpaid interest thereon, when combined with any shares of Common Stock previously issued upon conversion of any Preferred Stock, would equal or exceed 20% of the Common Stock outstanding, excluding options or warrants to acquire shares of Common Stock, but including all securities, rights or obligations convertible into or exchangeable for shares of Common Stock (the "Issuable Maximum"), then the Company shall be obligated to either (a) subject to the immediately following sentence, as promptly as practicable, but in no event later than 90 days from the date of the Company's receipt of the Holder

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Conversion Notice that would, if all Preferred Stock were converted into shares of Common Stock, result in issuing Common Stock in excess of the Issuable Maximum, convene a meeting of the holders of the Common Stock and use its reasonable best efforts to obtain the Stockholder Approval (as defined below), or (b) effect the conversion of only such portion of Preferred Stock subject to such conversion as is represented by the Conversion Percentage (as defined in the next sentences), and the remaining portion of such Preferred Stock shall be subject to a mandatory repurchase at a price equal to the Per Share Market Value times the number of shares of Common Stock applicable under the conversion in
Section 5(a). If the Company fails for any reason to obtain the Stockholder Approval within the time period set forth in paragraph (a) of the immediately prior sentence, the Company shall be obligated to convert and repay the Preferred Stock in accordance with paragraph (b) of the immediately prior sentence. "Stockholder Approval" , means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's articles of incorporation and by-laws or other incorporating documents, of the issuance by the Company of shares equaling or exceeding 20% or more of the Common Stock outstanding as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value as and to the extent required under the By-laws of the American Stock Exchange (or any successor or replacement provision thereof).

     The "Conversion Percentage" shall be a fraction, the numerator of which is the "Allowable Conversion Maximum" (as defined in the next sentence) and the denominator of which is the amount of Common Stock issuable upon conversion of Preferred Stock outstanding prior to such conversion. The Allowable Conversion Maximum at any time shall be the difference between the Issuable Maximum and the total number of shares of Common Stock previously issued upon conversion of Preferred Stock. In the event of any stock split, stock dividend, re-capitalization, reorganization or other similar action or event, appropriate adjustment shall be made to the Issuable Maximum and the Allowable Conversion Maximum.

     (b) Not later than three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common

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Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (for other adequate security reasonable acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this
Section 5(b) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If such certificate or certificates are not delivered by the date required under this
Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion

(c) (i) The conversion price ("Conversion Price") for each share of Preferred Stock in effect on any Conversion Date shall be the lesser of X ("Fixed Price") OR Y ("Floating Price"): where X is the greater of (a) [$F] or (b) [ C ] / [ ( ( C/ F ]/plus/1.40 ) / 2 ] (where C - the average Per Share Market Value for the twenty (20) Trading Days immediately preceding the Holder Conversion Date (the "Valuation Period")) and F = $8.50, subject to the Reset Option as defined below in Section 5(c)(ii); and Y = 97% average Per Share Market Value for the Valuation Period, subject to an additional 1% discount per month to a minimum of 80% of the average Per Share Market Value for the Valuation Period (I.E., 96% at 31 days, and an additional 1% for each of the following 16 months), provided, however, if the registration statement to be filed by the Company in accordance with this Agreement is not declared effective by the Commission for any reason by the Effectiveness Date (as defined in the Purchase Agreement, then for each of the first two months after such Effectiveness Date that such registration statement shall not have been so declared effective, the Floating Price and the Fixed Price as computed above shall be decreased by 2% (I.E. 2% after one month and 4% after two months) and for each of the subsequent four months after such Effectiveness Date that such registration statement shall not have been so declared effective, the Floating Price and the Fixed Price as computed above shall be further decreased by 1% per month (i.e. A total reduction of 5% after three months, 6% after four months, etc.), provided however that the Floating Price shall never be less than 80% of the average Per Share Market Value for the Valuation

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Period; and further provided, that if the registration statement is not declared effective by the end of six months from the Effectiveness Date, then the Company shall effect a Company Redemption as defined in Section 5(c)(iii).

     (ii) The Holder has a one time right to request a reset of F ("Reset Option") should the Per Share Market Value for any (5) consecutive Trading Days trade at less then 50% of F prior to such reset (a "Reset Period"). In order to exercise its Reset Option, Holder shall give notice of such to the Company within ten days of any such Reset Period. The Company, upon such notice, shall have the option of a) resetting F as requested or b) to cause the dividend set forth in Section 2 accruing from and after such reset request to be increased by an additional three percent (3%).

     (iii) The preferred Stock, in whole or in part, shall be redeemable, superseding any prior Holder Conversion Notice, at the option of the Company ("Company Redemption") upon the payment to the Holder of both A) a cash payment equal to the Per Share Market Value on the date of the Company Redemption Notice (the "Company Redemption Date") times the greater of a) the shares of Common Stock that would be provided if such date were a Conversion Date under a Conversion Price equal to 80% of the Average Per Share Market Value for the Valuation Period or b) the shares of Common Stock that would be provided if such date were a Conversion Date under a Conversion Price equal to the Per Share Market Value on the Company Redemption Date and B) warrants to purchase Common Stock with an exercise price equal to the Fixed Price in an amount equal to the value of the Preferred Stock redeemed, with a term expiring on March 18, 2000, in the form of warrant attached hereto as Exhibit D ("Warrant Issuable Upon Company Redemption"). The Company shall effect such redemption by delivering to the Holders of such shares of Preferred Stock to be redeemed a written notice in the form attached hereto as Exhibit B ("Company Redemption Notice"), which Company Redemption Notice, once given, shall be irrevocable. Each Company Redemption Notice shall specify the number of shares of Preferred Stock to be redeemed and the date on which Preferred Stock pursuant to the Company Redemption, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock. If the Company is redeeming less than all shares of the Preferred Stock, the Company shall, upon redeeming of such shares of Preferred Stock subject to such Company Redemption and receipt of the certificate or certificates representing such shares of Preferred Stock deliver to the holders a certificate for such number of

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shares of Preferred Stock as have not been redeemed.

     (iv) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(c)(i) as X and, if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, shall be multiplied by a fraction of which the numberator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(iv) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall be come effective immediately after the effective date in the case of a subdivision, combination or re-classification.

     (v) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in Section 5(c)(i) as X and, if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase

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Common Stock the issuance of which resulted in an adjustment in the Conversion
Price designated in Section 5(c)(i) pursuant to this Section 5(c)(v), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 5(c)(i) shall immediately upon such expiration be re-computed and effective immediately upon such expiration be be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this
Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

     (vi) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(c)(v) above) then in each such case the Conversion Price, designated as X and if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the demoninator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding fifty percent (50%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock; and provided, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be

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described in a statement provided to all holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such Adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

     (vii) All calculations under this Section 5 shall be make to the nearest cent or the nearest 1/100th of a share, as the case may be.

     (viii) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(iv), (v), or (vi), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     (ix) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock of the Company into which such shares of the Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassification, consolidations, mergers, sales, transfers or share exchanges.

     (x)  If:

     a. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

     b.   the Company shall declare a special non-

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          recurring cash dividend on or a redemption of its Common Stock; or

     c. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

     d. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

     e. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution,, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be

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specified in such notice.

     (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 10 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) and Section 5(d) hereof) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

     (f) Upon a conversion or redemption of any shares of Preferred Stock hereunder the Company shall not be required to

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issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

     (i) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Redemption Notice shall be given by mail, postage prepaid, addressed to the attention of [ ] of the Holder at the facsimile telephone number and address on the records of the Company. Any such notice shall be deemed given and effective and the person in whose name the certificates for shares of Common Stock shall be issued upon conversion shall be deemed to have become the holder of record of such shares of Common Stock upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(i) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(i) after 4:30 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United

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States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Commission" means the Securities and Exchange Commission

     "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $00001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time

     "Junior Securities" means the Common Stock and any other equity securities of the Company ranking junior to the Company's Series A Cumulative Convertible Preferred Stock, either as to dividends or as upon liquidation, dissolution or winding up.

     ""Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issues to evidence such Preferred Stock.

     "NASD" shall mean the National Association of Securities Dealers.

     "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The American Stock Exchange or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The American Stock Exchange or any stock exchange, the closing bid for a share of Common Stock in the over-the-counter market, as reported by the NASD at the close of business on such date, or (c) if the Common Stock is not quoted on the NASD, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section

5(c)(vi) above) selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

     "Person" means a corporation, as association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original holders of the Preferred Stock.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Trading Day" means (a) day on which the Common Stock is traded on The American Stock Exchange or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The American Stock Exchange or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted by the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

III. The foregoing amendment was adopted by the Board of Directors on March 28, 1997. A vote of shareholders was not needed for the adoption of the Articles of Amendment.

In witness whereof, the undersigned President and Chief Executive Office of the Company has executed these Articles of Amendment on March ___, 1997.


                                             Pan Am Corporation



                                             By:
                                                --------------------
                                                  Martin R. Shugrue
                                                  President

                                   EXHIBIT A

                              NOTICE OF CONVERSION
                           AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, no par value per share (the "Common Stock"), of Pan Am Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonable requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                        -----------------------------
                                        Date to Effect Conversion

                                        -----------------------------
                                        Number of shares of Preferred
                                        Stock to be Converted

                                        -----------------------------
                                        Applicable Conversion Price

                                        -----------------------------
                                        Signature

                                        -----------------------------
                                        Name:

                                        -----------------------------
                                        Address:

                                   EXHIBIT B

                           COMPANY REDEMPTION NOTICE

To be Executed by the Company in order to redeem shares of Preferred Stock)

The undersigned hereby in the name and on behalf of Pan Am Corporation (The "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its rights to redeem _________________ shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of (the Company) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the addressee, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonable requested by the addressee in accordance therewith. No fee will be charged to the Holder for any redemption. The addressee should surrender the shares of Preferred Stock to _____.


Redemption calculations:                -----------------------------
                                        Date to Effect Conversion

                                        -----------------------------
                                        Number of shares of Preferred
                                        Stock to be Redeemed

                                        -----------------------------
                                        Applicable Conversion Price

                                        -----------------------------
                                        Signature

                                        -----------------------------
                                        Name:

                                        -----------------------------
                                        Address: